     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement), made and entered into as of January 1, 2002, between Millennium Cell Inc., a Delaware corporation, with its principal office located at One Industrial Way West, Eatontown, New Jersey 07724 (together with its successors and assigns permitted under this Agreement) ("Millennium Cell"), and Stephen S. Tang ("Tang"), whose address is 2355 Spyglass Hill, Center Valley, Pennsylvania 18034.

W I T N E S S E T H:

     WHEREAS, Millennium Cell has determined that it is in the best interests of Millennium Cell and its stockholders to enter into this Agreement, superseding all prior employment agreements between Millennium Cell and Tang (individually a "Party" and together the "Parties"), including the Agreement dated May 16, 2000 between the Parties, and setting forth the obligations and duties of each Party; and

     WHEREAS, Millennium Cell wishes to assure itself of the services of Tang for the period hereinafter provided, and Tang is willing to be employed by Millennium Cell for said period, upon the terms and conditions provided in this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Millennium Cell and Tang agree as follows:

     1.     DEFINITIONS.

          (a)     "Base Salary" shall mean the annual salary provided for in Section 3 below, as adjusted from time to time by the Committee subject to approval by the Board.

          (b)     "Beneficiary" shall mean the person or persons named by Tang pursuant to Section 21 below or, in the event that no such person is named and survives Tang, his estate.

          (c)     "Board" shall mean the Board of Directors of Millennium Cell.

          (d)     "Cause" shall mean:

               (i) Tang's conviction in a court of law of, or guilty plea or no contest plea to, a felony charge or a misdemeanor charge involving moral turpitude;

               (ii) willful, substantial and continued failure by Tang to perform his duties under this Agreement;

               (iii) willful engagement by Tang in conduct that is demonstrably and materially injurious to Millennium Cell;

               (iv) gross negligence resulting in material economic harm to Millennium Cell; or

               (v) a material breach by Tang of Section 10 or Section 11 below.

               For the purposes of clauses (ii), (iii) and (iv) of this Section 1(d), no act or failure to act on the part of Tang shall be deemed "willful failure," "willful engagement" or "gross negligence" (x) if caused by Disability or (y) unless done, or omitted to be done, by him not in good faith or without reasonable belief that his act or omission was in the best interest of Millennium Cell.

          (e)     "Change in Control" shall mean the occurrence of any of the following:

               (i) The Board votes to approve:

                    (A) any consolidation or merger of Millennium Cell pursuant to which less than 50 percent of the outstanding voting securities of the surviving or resulting company is owned by the individuals or entities which were stockholders of Millennium Cell prior to the consolidation or merger;

                    (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Millennium Cell other than any sale, lease, exchange or other transfer to any company when Millennium Cell owns, directly or indirectly, 100 percent of the outstanding voting securities of such company after any such transfer;

               (ii) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as from time to time amended (the "Exchange Act")), other than one or more current stockholders, Millennium Cell, a Subsidiary or one or more employee benefit plans established by Millennium Cell for the benefit of employees of Millennium Cell or any Subsidiary, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), whether directly, indirectly, beneficially or of record, of 35 percent or more of the outstanding common stock of Millennium Cell;

                (iii) commencement by any entity, person, or group (including any affiliate thereof, other than Millennium Cell) of a tender offer or exchange offer where the offeree acquires more than 50 percent of the outstanding voting securities of Millennium Cell;

               (iv) a change in composition of the Board occurring within a rolling two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors ("Incumbent Directors" shall mean directors who either (x) are members of the Board as of the date of this Agreement or (y) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest, including but not limited to a consent solicitation, relating to the election of directors to the Board).

          (f)     "Committee" shall mean the Compensation Committee of the Board.

          (g)     "Disability" shall mean the illness or other mental or physical disability of Tang, as determined by a physician acceptable to Millennium Cell and Tang, resulting in his inability to perform substantially his material duties under this Agreement for a period of six or more consecutive months or an aggregate of nine months in any 12-month period.

           (h)     "Good Reason" shall mean, without Tang's prior written consent or his acquiescence:

                (i) assignment to Tang of duties incompatible with his positions of Chief Executive Officer of Millennium Cell and an elected member of the board of the most dominant controlling parent company, failure to maintain him in the position and reporting relationship set forth in Section 2(c)(i) below or a substantial diminution in the nature of his authority or responsibilities under this Agreement;

                (ii) reduction in his then current Base Salary, bonus opportunity or benefits coverage, except pursuant to an across-the-board reduction similarly affecting all senior executives of Millennium Cell;

               (iii) termination of Tang's employment, for any reason other than Cause, death, Disability or voluntary termination, within two years following a Change in Control;

               (iv) within two years following a Change in Control, relocation of Millennium Cell's principal place of business to a location more than 75 miles from the location of such office on the date of this Agreement; or

               (v) Millennium Cell's failure to pay Tang any amounts otherwise vested and due him hereunder or under any plan, program or policy of Millennium Cell.

           (i)     "Spouse" shall mean, during the Term of Employment, the woman who as of any relevant date is legally married to Tang.

          (j)     "Subsidiary" shall mean a corporation of which Millennium Cell owns directly or indirectly more than 50 percent of its outstanding securities representing the right, other than as affected by events of default, to vote for the election of directors.

          (k)     "Term of Employment" or "Term" shall mean the period specified in Section 2(b) below.

      2.     TERM OF EMPLOYMENT, POSITIONS AND DUTIES.

          (a)     Employment of Tang. Millennium Cell hereby employs Tang, and Tang hereby accepts employment with Millennium Cell, in the positions and with the duties and responsibilities set forth below and upon such other terms and conditions as are hereinafter stated.

          (b)     Term of Employment. The Term of Employment shall commence on the date of this Agreement and shall terminate on December 31, 2004, unless it is sooner terminated as provided in Section 9 below or is extended by mutual agreement of the Parties for an additional three years commencing January 1, 2005, pursuant to notice from Millennium Cell to Tang by March 31, 2004, in accordance with Section 25 below, that it would like to renew the Agreement.

     (c)     Title and Duties.

          (i) Until termination of his employment hereunder, Tang shall be employed as Chief Executive Officer, reporting to the Board, with all the authority, power and responsibility that customarily accrue to the position of chief executive officer.

          (ii) Consistent with its obligations to stockholders, Millennium Cell shall use its best efforts to secure the election of Tang as a member of the Board and to secure his reelection to this position during the Term.

     (d)     Time and Effort.

          (i) Tang agrees to devote his best efforts and abilities and his full business time and attention to the affairs of Millennium Cell in order to carry out his duties and responsibilities under this Agreement.

          (ii) Notwithstanding the foregoing, nothing shall preclude Tang from:

               (A) serving on the boards of a reasonable number of trade associations and charitable organizations and, with the prior consent of the Board, any business not in competition with Millennium Cell,

                (B) engaging in charitable activities and community affairs, and

                (C) managing his personal investments and affairs;

provided, however, that such activities do not materially interfere with the proper performance of his duties and responsibilities, as provided in Section 2(c) above.

      3.     BASE SALARY.

           Tang shall receive from Millennium Cell an initial Base Salary, payable in accordance with the regular payroll practices of Millennium Cell, of $318,056. During the Term, the Committee shall review the Base Salary for increase no less often than annually as of the beginning of each calendar year after 2002. Any increase determined by the Committee shall be subject to approval by the Board.

      4.     BONUSES.

           (a)     Annual Bonus

                (i) Tang shall be eligible to receive an annual bonus in respect of each calendar year during the Term of Employment in accordance with any annual incentive plan or plans established by Millennium Cell either for Tang alone or for members of Millennium Cell's senior management generally. Any such bonus shall be based on the level of his achievement of preset performance objectives and targets, both as determined by the Committee and approved by the Board.

                (ii) The annual bonus shall be payable as soon as reasonably practicable after the completion of Millennium Cell's audited financial statements for such calendar year, prepared in accordance with generally accepted accounting principles, but in no event later than 90 days after the end of the calendar year.

          (b)     Discretionary Bonus. In addition to, or in lieu of, the annual bonus provided in Section 4(a), the Board may, in its discretion, on recommendation of the Committee, authorize payment to Tang of a bonus for any calendar year based on his overall performance or his achievement of such objectives, other than those comprised in any annual bonus for that year, as the Board deems important to the success of Millennium Cell.

      5.     LONG-TERM INCENTIVE COMPENSATION.

          During the Term of Employment Tang shall participate in any long-term incentive plan or plans established by Millennium Cell either for Tang alone or for members of Millennium Cell's senior management generally.

      6.     EQUITY OPPORTUNITY.

          During the Term of Employment, Tang shall be eligible to receive grants of options to purchase shares of Millennium Cell's stock and awards of shares of Millennium Cell's stock, either or both as determined by the Committee and approved by the Board, under and in accordance with the terms of applicable plans of Millennium Cell and related option agreements.

      7.     EXPENSE REIMBURSEMENT.

          Tang shall be entitled to prompt reimbursement by Millennium Cell for all reasonable out-of-pocket expenses incurred by him during the Term of Employment in performing services under this Agreement, upon his submission of such accounts and records as may be reasonably required by Millennium Cell.

      8.     EMPLOYEE BENEFIT PLANS.

          (a)     General. During the Term of Employment Tang shall be entitled to participate in all life insurance, short-term and long-term disability, accident, health insurance and savings/retirement plans, holidays, vacation and other employee benefits that are applicable to Millennium Cell employees generally or to the senior executives of Millennium Cell, including any plans that supplement the foregoing types of plans, whether funded or unfunded.

          (b)     Life Insurance Benefit. In addition to the group business travel and accidental death and dismemberment insurance available to senior-level employees generally, Millennium Cell shall provide Tang with, and pay the annual cost of, an individual life insurance benefit, in the form of a guaranteed premium five-year policy, in the face amount of $2 million.

          (c)     Disability Benefits. During the Term Millennium Cell shall provide Tang with long-term disability insurance through a combination of group plans sponsored by Millennium Cell and individual policies obtained by Millennium Cell for the benefit of Tang, which together will be sufficient, in the event of termination of Tang's employment due to Disability, to provide a monthly benefit equal approximately to 74 percent of his monthly salary at the rate in effect immediately before such termination. Tang shall be the owner of any individual policies obtained and shall pay the premiums thereon; provided, however, that Millennium Cell shall reimburse him for any premiums that he pays.

      9.     TERMINATION OF EMPLOYMENT.

          (a)     General. Notwithstanding anything to the contrary herein, in the event of termination of Tang's employment under this Agreement for any reason whatsoever, he, his dependents or his Beneficiary, as the case may be, shall be entitled to receive (in addition to payments and benefits under, and except as specifically provided in, subsections (b) through (g) below as applicable):

               (i) his Base Salary through the date of termination of his employment, pursuant to notice properly given in accordance with Section 25 below (the "Date of Termination");

                (ii) payment in lieu of any unused vacation, in accordance with Millennium Cell's vacation policy and applicable laws;

                (iii) any annual or discretionary bonus earned but not yet paid to him for any calendar year prior to the year in which his termination occurs;

                (iv) any deferred compensation under any incentive compensation plan of Millennium Cell or any deferred compensation agreement then in effect;

                (v) any other compensation or benefits, including without limitation long-term incentive compensation described in Section 5 above, benefits under equity grants and awards described in Section 6 above and employee benefits under plans or arrangements described in Section 8 above, that have vested through the Date of Termination or to which he may then be entitled in accordance with the applicable terms of each grant, award, plan or arrangement;

                (vi) reimbursement in accordance with Section 7 above of any business expenses incurred by Tang through the Date of Termination but not yet paid to him; and

               (vii) vesting of any of the 1,012,500 options to purchase shares of Millennium Cell's stock that were granted to Tang upon commencement of his employment with Millennium Cell and that are unvested on the Date of Termination.

          (b)     Termination due to Death. In the event that Tang's employment terminates due to his death, his Beneficiary shall be entitled, in addition to the compensation and benefits specified in Section 9(a), to:

                (i) his Base Salary, at the rate in effect on the date of his death, through the end of the third month following the month in which his death occurs, and

                (ii) a bonus equal in amount to Tang's annual bonus for the year preceding his death prorated to the end of the month in which his death occurs, plus any discretionary payment that may be awarded for the year in which his death occurs.

          (c)     Termination due to Disability. In the event that Tang's employment terminates due to Disability, he or his Beneficiary, as the case may be, shall be entitled, in addition to the compensation and benefits specified in Section 9(a), to a bonus equal in amount to his annual bonus for the year preceding such termination prorated to the end of the month in which his termination occurs, plus any discretionary payment that may be awarded for the year in which his termination due to Disability occurs.

          (d)     Termination by Millennium Cell for Cause. In the event that Tang's employment is terminated by Millennium Cell for Cause, he shall be entitled only to the compensation and benefits specified in Section 9(a).

               Notwithstanding the foregoing, termination for Cause may not occur pursuant to clauses (ii), (iii), (iv) or (v) of Section 1(d) above unless and until, with the Board's prior approval, Millennium Cell has delivered to Tang notice of termination, which shall contain in reasonable detail the facts purporting to constitute such nonperformance, act, omission or breach, and afforded him 30 days thereafter to cure the same and/or to respond in writing to the Board setting forth his position that his termination for Cause should not occur and requesting reconsideration by the Board, in which event (x) the Date of Termination shall be deferred until the Board has had the opportunity to consider whether such nonperformance, act, omission or breach has been cured and to consider any request by Tang for reconsideration, and (y) the Board shall thereafter cause a written notice to be delivered on its behalf to Tang stating either that it (i) has rescinded its determination that his employment is to be terminated for Cause or (ii) affirms its determination that his employment is to be terminated for Cause and contains a Date of Termination, which shall be not earlier than 15 days after such notice is given. Section 1(h)(i) to the contrary notwithstanding, upon delivery to Tang of notice of termination under this

Section 9(d), Tang shall be suspended from all duties and responsibilities unless and until the Board rescinds its determination that his employment is to be terminated for Cause.

          (e)     Termination by Millennium Cell Without Cause or by Tang for Good Reason.

               (i) Millennium Cell shall provide Tang 30 days' notice of termination of his employment without Cause, and Tang shall provide Millennium Cell 30 days' notice of termination of his employment for Good Reason.

               (ii) In the event of termination by Millennium Cell of Tang's employment without Cause or of termination by Tang of his employment for Good Reason, he shall be entitled, in addition to the compensation and benefits specified in Section 9(a), to:

                    (A) 1.5 times his Base Salary, at the rate in effect immediately before such termination,

                     (B) 1.5 times the average of his annual bonuses for the one and one-half years prior to the year in which such termination occurs,

                     (C) continuing coverage under the life, disability, accident and health insurance programs for Millennium Cell employees generally and under any supplemental programs covering Tang or Millennium Cell senior executives generally, as from time to time in effect, for the three-year period from such termination or until Tang becomes eligible for substantially similar coverage under the employee welfare plans of a new employer, whichever occurs earlier, and

                     (D) immediate and unconditional vesting of any unvested stock options and stock grants previously awarded to Tang and, for the one-year period following either such termination, the right to exercise any stock options held by him; provided, however, that any unvested "performance" stock options, stock grants, long-term incentive awards or other similar awards shall not vest unless the applicable performance objectives have been achieved prior to the Date of Termination and any other requirements in relevant plan documents have been met.

               (iii) Payment of the amounts specified in Section 9(e)(ii)(A) and (B) shall be made by Millennium Cell to Tang as follows:

                     (A) 67 percent of the amounts due shall be paid in cash in equal quarterly installments over the 12 months following the Date of Termination, and

                     (B) the remaining 33 percent of these amounts shall be paid in a cash lump sum at the beginning of the 13th month following the Date of Termination. Notwithstanding the foregoing, in the event of a Change in Control within the first 12 months following the Date of Termination, the remaining balance of the amounts specified in Section 9(e)(ii)(A) and (B) shall be promptly paid to Tang in a cash lump sum.

               (iv) Tang's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness. Tang's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or omission constituting Good Reason.

          (f)     Voluntary Termination by Tang. Tang shall have the right voluntarily to terminate his employment other than for Good Reason upon 30 days' notice to Millennium Cell. If he does so, he shall be entitled only to the compensation and benefits specified in Section 9(a).

          (g) Termination by Millennium Cell Without Cause or by Tang for Good Reason Following a Change in Control.     In the event of termination of Tang's employment within two years following a Change in Control (i) by Millennium Cell without Cause or (ii) by

Tang for good reason, he shall be entitled, in addition to the compensation and benefits specified in Section 9(a), to the following:

               (i) 3 times the sum of (A) his Base Salary, at the rate in effect immediately before such termination, and (B) the average of his annual bonuses for the three years prior to the year in which such termination occurs, such amount to be paid promptly to Tang in a cash lump sum;

               (ii) the rights specified in Section 9(e)(ii)(C); provided, however, that Millennium Cell shall reimburse Tang for 100 percent of any medical expenses incurred by him on his behalf, offset by any amounts that are reimbursed (i) by insurance or otherwise (by reason of COBRA coverage, subsequent employment or otherwise) or (ii) by Medicare when Tang becomes eligible, for Medicare coverage (the premiums for which shall be paid by him); and

               (iii) the rights specified in Section 9(e)(ii)(D); provided, however, that Tang shall also be entitled to immediate and unconditional vesting of any unvested "performance" stock options, stock grants or other similar awards previously granted to him.

          (h)     Determination of Amount of Payment. If Millennium Cell's independent auditors determine that the amount due Tang under this Agreement or otherwise will exceed the amount permissible under Section 280G of the Internal Revenue Code or any successor provision as in effect at the time (the "Code") (the "280G Limit") without imposition of the excise tax imposed by Section 4999 of the Code, they shall then determine (i) the after-tax amount and (ii) the 280G Limit. Millennium Cell shall pay the greater of these two amounts to Tang in lieu of the amount due Tang under Section 10(g). No reduction in the amount due Tang shall occur unless he will receive a greater after-tax benefit by reason of the reduced payment.

                The intent of this payment is to put Tang in the same after-tax position as if the excise tax was not imposed. If Millennium Cell's independent auditor's determination of the excise tax turns out to be inconsistent with that of the Internal Revenue Service or any other relevant authority, then Tang shall notify Millennium Cell of the discrepancy. Millennium Cell shall defend its position and increase the payment to the extent that the Internal Revenue Service prevails in its position, and it shall also reimburse Tang for any interest and penalties associated with the auditor's computations.

          (i)     Cessation of Payments. If, during or after the Term, Tang commits a breach of Section 10 or Section 11 below, any obligation of Millennium Cell to make further payments to him under this Agreement shall be subject to Section 12 below except as may be otherwise required in accordance with Section 9(e) or 9(g).

          (j)     Notice Requirements. Any purported termination of Tang's employment, other than by reason of death, that is not effected pursuant to notice of termination satisfying the requirements of Section 25 below shall not be effective for purposes of this Agreement.

      10.     CONFIDENTIAL INFORMATION.

           (a)     Acknowledgments. Tang acknowledges that:

                (i) As a result of his employment with Millennium Cell, Tang has obtained and will obtain secret and confidential information concerning the business of Millennium Cell and any Subsidiaries, including, without limitation, the identity of customers and sources of supply, their needs and requirements, the nature and extent of contracts with them, and related cost, price and sales information;

                (ii) Millennium Cell and any Subsidiaries will suffer damage that will be difficult to compute if, during the Term or thereafter, Tang should divulge secret and confidential information relating to the business of Millennium Cell heretofore or hereafter acquired by him in the course of his employment with Millennium Cell or any Subsidiaries; and

               (iii) The provisions of this Section 10 are reasonable and necessary for the protection of the business of Millennium Cell and any Subsidiaries.

          (b)     Confidential Information. Tang agrees that he will not at any time, either during the Term of Employment or thereafter, divulge to any person, firm or corporation any information obtained or learned by him during the course of his employment with Millennium Cell or any Subsidiaries, with regard to the operational, financial, business or other affairs of Millennium Cell or any Subsidiaries, their officers and directors, including without limitation trade "know how," secrets, customer lists, sources of supply, pricing policies, operational methods or technical processes, except

               (i) in the course of performing his duties hereunder,

               (ii) with Millennium Cell's express written consent,

               (iii) to the extent that any such information is in the public domain, is ascertainable from public or published information or is known to any person who is not subject to a contractual or fiduciary obligation owed to Millennium Cell not to disclose such information, in each case other than as a result of Tang's breach of any of his obligations hereunder, or

               (iv) when required to be disclosed by court order, subpoena or other government process.

           In the event that Tang shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, he shall promptly, but in no event more than 48 hours after learning of such court order, subpoena, or other government process, notify Millennium Cell, by personal delivery or by facsimile, confirmed by mail. Further, at Millennium Cell's written request and expense, Tang shall

                (v) take all reasonably necessary steps requested by Millennium Cell to defend against the enforcement of such court order, subpoena or other government process, and

                (vi) permit Millennium Cell to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

          (c)     Return of Documents and Property. Upon termination of his employment with Millennium Cell, or at any time Millennium Cell may so request, Tang will promptly deliver to Millennium Cell all files, memoranda, notes, records, reports, manuals, data, drawings, blueprints and other documents and information (and all copies thereof) relating to the business of Millennium Cell and/or any Subsidiaries, and all property associated therewith, that are then in his possession or under his control; provided, however, that this requirement shall not apply to any such item that is, at the applicable time, already in the public domain.

          (d)    Remedies and Sanctions. In the event that Tang is found to be in violation of Section 10(b) or 10(c), Millennium Cell shall be entitled to relief as provided in Section 12 below.

     11.     NONCOMPETITION/NONSOLICITATION.

          (a)     Acknowledgments. Tang acknowledges that:

               (i) Millennium Cell and any Subsidiaries will suffer damage that will be difficult to compute if, during the Term or thereafter, Tang should enter a competitive business; and

                (ii) The provisions of this Section 11 are reasonable and necessary for the protection of the business of Millennium Cell and any Subsidiaries.

          (b)     Noncompetition and Nonsolicitation. During the Covenant Period (which shall extend for 12 months after the Term) Tang, without the prior written permission of Millennium Cell, shall not, directly or indirectly:

               (i) enter into the employ of or render any services to any person, firm or corporation engaged in any business that derives more than 5 percent of its gross sales from products that are interchangeable with or substitutable for a product sold by one or more of the businesses conducted by Millennium Cell or any Subsidiaries when the Term ends (a "Competitive Business");

               (ii) engage in any Competitive Business for his own account;

               (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity;

               (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by Millennium Cell or any Subsidiaries while Tang was employed by Millennium Cell; or

               (v) solicit, endeavor to entice away from or knowingly interfere with Millennium Cell or any Subsidiaries, any of its or their customers or sources of supply.

           Notwithstanding, the foregoing, nothing in this Agreement shall preclude Tang from investing his personal assets in the securities of any corporation or other business entity that is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 5 percent of the publicly-traded equity securities of such competitor.

          (c)     Remedies and Sanctions. In the event that Tang is found to be in violation of Section 11(b), Millennium Cell shall be entitled to relief as provided in Section 12 below.

     12.     INJUNCTIVE RELIEF.

          (a)     Commission of a Breach. If Tang commits a breach, or threatens to commit a breach, of any of the provisions of Section 10 or 11 above, Millennium Cell shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Tang that the services being rendered hereunder to Millennium Cell are of a special, unique and extraordinary character and that any such breach or threatened breach may cause irreparable injury to Millennium Cell and that monetary damages will not provide an adequate remedy to Millennium Cell.

                The rights and remedies enumerated in this Section 12(a) shall be independent one of another and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other damages, rights and remedies available to Millennium Cell under law or equity.

          (b)     Violation of a Covenant. If Tang shall violate any covenant contained in this Section 12, subject to the requirements of Section 9(e) or 9(g) as may be applicable, the Covenant Period shall automatically extend for 12 months from the date on which Tang permanently ceases such violation or, if later, from the date of entry by a court of competent jurisdiction of a final order or judgment enforcing such covenant.

          (c)     Unenforceability. If any provision of this Section 12 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and any such provision shall then be applicable in such modified form.

     13.     WITHHOLDING TAXES.

           All payments to Tang or his Beneficiary shall be subject to withholding on account of federal, state and local taxes as required by law. If any payment under this Agreement is insufficient to provide the amount of such taxes required to be withheld, Millennium Cell may withhold such taxes from any subsequent payment due Tang or his Beneficiary. In the event that all payments due are insufficient to provide the required amount of such withholding taxes, Tang or his Beneficiary, within five days after written notice from Millennium Cell, shall pay to Millennium Cell the amount of such withholding taxes in excess of the payments due.

     14.     INDEMNIFICATION AND LIABILITY INSURANCE.

           Nothing herein is intended to limit Millennium Cell's indemnification of Tang, and Millennium Cell shall indemnify him to the fullest extent permitted by applicable law consistent with Millennium Cell's Certificate of Incorporation and By-Laws as in effect on the date of this Agreement, with respect to any action or failure to act on his part while he is an officer, director or employee of Millennium Cell or any Subsidiary. Millennium Cell shall cause Tang to be covered, during the Term and after the Term in respect of claims arising from any such service during the Term, by such insurance on terms no less favorable than the directors' and officers' liability insurance maintained by Millennium Cell as in effect on the date of this Agreement in terms of coverage, limits and reimbursement of defense costs.

     15.     ASSIGNABILITY, SUCCESSORS, BINDING AGREEMENT.

          (a)     Assignability and Successors. In addition to any obligations imposed by law upon any successor to Millennium Cell, with the acquiescence of Tang, Millennium Cell will use its best efforts to persuade any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Millennium Cell to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Millennium Cell would be required to perform it if no such succession had taken place.

          (b)     Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Tang's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Tang shall die while any amount would still be payable to him hereunder (other than amounts which, by their terms, terminate upon his death) if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Tang's estate.

     16.     REPRESENTATIONS.

          The Parties respectively represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of its or his obligations, as the case may be, under this Agreement will not violate any agreement between such Party and any other person, firm or organization. Millennium Cell represents and warrants that this Agreement has been duly authorized by all necessary corporate action and is valid, binding and enforceable in accordance with its terms.

     17.     ENTIRE AGREEMENT.

           Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the Parties concerning the subject matter hereof. In the event of a conflict between this Agreement and terms of any benefit plan, grant or award, the provisions of this Agreement shall govern the determination of Tang's rights. Notwithstanding the previous sentence, to the extent that the provisions of any benefit plan, grant or award are more favorable to Tang than the provisions of this Agreement, the provisions of such benefit plan, grant or award shall govern the determination of Tang's rights.

     18.     AMENDMENT OR WAIVER.

           No provision of this Agreement may be amended unless such amendment is agreed to in writing and signed by both Tang and an authorized officer of Millennium Cell. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party to be charged with the waiver.

     19.     SEVERABILITY.

           In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     20.     SURVIVAL.

           The respective rights and obligations of the Parties under this Agreement shall survive any termination of Tang's employment with Millennium Cell.

     21.     BENEFICIARIES/REFERENCES.

          Tang shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Tang's death by giving Millennium Cell written notice thereof. In the event of Tang's death or of a judicial determination of his incompetence, reference in this Agreement to Tang shall be deemed to refer, as appropriate, to his beneficiary, estate or other legal representative.

      22.     NO MITIGATION.

          Millennium Cell agrees that, if Tang's employment with Millennium Cell terminates during the Term, Tang will not be required to seek other employment or attempt in any way to reduce any amounts payable to him under this Agreement. Further, the amount of any payment shall not be reduced by any compensation earned by Tang as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Tang to Millennium Cell or otherwise.

     23.     GOVERNING LAW.

           This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey, without reference to principles of conflict of laws.

     24.     RESOLUTION OF DISPUTES.

               (a)     Arbitration. Except as provided in Section 24(b), any disputes arising under or in connection with this Agreement shall be resolved by arbitration, to be held in Newark, New Jersey, in accordance with the commercial rules and procedures of the American Arbitration Association.

               (b)     Litigation. Notwithstanding the foregoing, Tang shall have the right to waive his rights under Section 24(a) and have any dispute resolved by a court of competent jurisdiction.

               (c)     Costs. Except as provided in Section 10(b), each Party shall bear its or his respective costs, fees (including attorneys' fees) and expenses of any arbitration or litigation in connection with this Agreement.

               (d)     Continuation of Payments. Pending the outcome or resolution of any dispute between the Parties, Millennium Cell shall continue to pay to Tang all amounts, and provide on his behalf all benefits, due him under this Agreement.

     25.     NOTICES.

          Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered either personally, by fax, by overnight delivery service (such as Federal Express) or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as the Party may subsequently give notice of.

If to Millennium Cell:	Millennium Cell, Inc. One Industrial Way West Eatontown, New Jersey 07724 Attention: Secretary Fax: (732) 542-4010
If to Tang:	Stephen S. Tang, Ph.D. 2355 Spyglass Hill Center Valley, Pennsylvania 18034 Fax: (610) 882-9222

     26.     HEADINGS.

          The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     27.     COUNTERPARTS.

          This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above. Millennium Cell Inc.

Millennium Cell, Inc.

Attest:	___________________________	By:	/s/ James L. Rawlings
		Title:	James L. Rawlings, Chairman, Compensation Committee

Witness:	___________________________		/s/ Stephen S. Tang
Stephen S. Tang